UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 14, 2013 (January 11, 2013)

FLOWERS FOODS, INC.

(Exact Name of Registrant as Specified in Charter)

Georgia	1-16247	58-2582379
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1919 Flowers Circle, Thomasville, GA		31757
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (229) 226-9110

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 11, 2013, Flowers Foods, Inc. (“Flowers”) issued a press release announcing it has signed two asset purchase agreements (collectively, the “Purchase Agreements”) with Hostess Brands, Inc., Interstate Brands Corporation and IBC Sales Corporation. One of the Purchase Agreements provides for the purchase by FBC Georgia, LLC, a wholly-owned subsidiary of Flowers (“FBC”), of the Wonder, Nature’s Pride, Merita, Home Pride and Butternut bread brands, 20 bakeries and 38 depots for a purchase price of $360 million. The other Purchase Agreement provides for the purchase by FBC of the Beefsteak brand for $30 million.

The transactions are subject to a court-approved bankruptcy process under Section 363 of the Bankruptcy Code. If Flowers’ bids are approved by the bankruptcy court, the bids would then be subject to a competitive auction process to be held several weeks following a bankruptcy court hearing on bid procedures and other matters that is currently scheduled for January 25, 2013. If Flowers emerges as the winning bidder, it would expect to close the transactions approximately 30 days following the auction. Under certain circumstances, Flowers would be entitled to a “break-up fee” equal to 3.5% of the purchase price in the event that it is not the winning bidder at the auctions.

The purchase price is expected to be funded with a combination of available cash, committed credit facilities and other debt.

The parties have made customary representations, warranties and covenants in the respective Purchase Agreements, and the completion of the acquisitions is subject to regulatory approvals, including, without limitation, regulatory clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and customary closing conditions.

The foregoing descriptions of the Purchase Agreements do not purport to be complete and are qualified in their entirety by reference to each respective Purchase Agreement, copies of which are attached hereto as Exhibit 2.1 and Exhibit 2.2 and incorporated herein by reference. A copy of the press release announcing the transactions is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The Purchase Agreements have been included to provide investors and security holders with information regarding their terms. They are not intended to provide any other factual information about Flowers. The representations, warranties and covenants contained in the Purchase Agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Purchase Agreements. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreements instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Purchase Agreements and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Flowers

(or any of its subsidiaries or affiliates) or the acquired assets and brands. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in Flowers’ public disclosures.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

2.1	Asset Purchase Agreement among Hostess Brands, Inc., Interstate Brands Corporation, IBC Sales Corporation, Flowers Foods, Inc. and FBC Georgia, LLC, dated as of January 11, 2013*

2.2	Intellectual Property Purchase Agreement among Hostess Brands, Inc., Interstate Brands Corporation, IBC Sales Corporation, Flowers Foods, Inc. and FBC Georgia, LLC, dated as of January 11, 2013*

99.1	Press Release of Flowers Foods, Inc. dated January 11, 2013

*	Exhibits and schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplementally copies of any of the omitted exhibits and schedules upon request by the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLOWERS FOODS, INC.

Date: January 14, 2013

	By:	/s/ R. Steve Kinsey
	Name:	R. Steve Kinsey
	Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1	Asset Purchase Agreement among Hostess Brands, Inc., Interstate Brands Corporation, IBC Sales Corporation, Flowers Foods, Inc. and FBC Georgia, LLC, dated as of January 11, 2013*

2.2	Intellectual Property Purchase Agreement among Hostess Brands, Inc., Interstate Brands Corporation, IBC Sales Corporation, Flowers Foods, Inc. and FBC Georgia, LLC, dated as of January 11, 2013*

99.1	Press Release of Flowers Foods, Inc. dated January 11, 2013

*	Exhibits and schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplementally copies of any of the omitted exhibits and schedules upon request by the SEC.